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Exhibit 11
                      Arvin Industries, Inc.
  Computation of Earnings Per Share of Common Stock (Unaudited)
          (amounts in millions except per share amounts)
                                                March 29,     March 30,
                                                  1998          1997
                                                ---------     ---------
Basic Earnings Per Share
------------------------
Net income to common stock                    $      13.5   $      13.0
                                                =========     =========
Average shares of common stock outstanding           23.5          22.7
                                                =========     =========
Earnings per average share of common stock    $       .57   $       .57
                                                =========     =========
Diluted Earnings Per Share:
---------------------------
Net income to common stock assuming
  maximum dilution                            $      13.5   $      13.0
                                                =========     =========
Average shares of common stock outstanding           23.5          22.7
Incremental common shares applicable to
  common stock options based on the
  average market price during the period               .6            .1
                                                ---------     ---------
Average common shares assuming
  maximum dilution                                   24.1          22.8
                                                =========     =========
Diluted earnings per average share assuming
  maximum dilution                            $       .56   $       .57
                                                =========     =========

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